Exhibit 99.1

PowerSecure Announces $10 Million of Awards for Distributed

Generation Power Systems, Utility Infrastructure Projects, and LED

Area Lights

Wake Forest, N.C. – July 24, 2012 – PowerSecure International, Inc. (Nasdaq: POWR) today announced it has received $10 million of new awards for its Interactive Distributed Generation® (IDG®) smart grid power systems, utility infrastructure projects, and LED Area Lights. The new IDG System awards total $4 million, and include installations for manufacturing, pharmaceutical, hospital, and retail operations. The utility infrastructure awards are just over $5 million, and include transmission and distribution projects for oil and gas companies and military bases. The new LED Area Light awards are just under $1 million and include an order from a new utility who has adopted the light to roll out across its utility system. These new awards, and the expected timing of revenue recognition, will be included in the Company’s revenue backlog report to be issued in conjunction with its upcoming second quarter earnings release on August 6, 2012.

The awards announced today include approximately $8 million of turnkey projects which will be recognized as the work is performed and the products are shipped, and approximately $2 million of projects which will be recognized under the Company’s distributed generation company-owned recurring revenue model. These recurring revenue contracts are for IDG systems for large retail facilities and will be recognized over a five year period starting in 2013.

Sidney Hinton, CEO of PowerSecure, said, “As we anticipated in our last earnings call, we have seen nice pickup in our order flow the last few months. We are pleased with the way our sales pipeline is converting into new business. We are especially pleased to share that a new utility has adopted our LED Area Light, and made a significant initial purchase of lights. We also had opportunities to assist our utility partners and customers this quarter in the face of the significant storm damage and power outages – both with our IDG and Utility Infrastructure teams. The new orders we announced today fortify our position as we look forward to the second half of 2012 and into 2013.”

About PowerSecure

PowerSecure International, Inc. is a leading provider of Utility and Energy Technologies to electric utilities, and their industrial, institutional, and commercial customers. PowerSecure provides products and services in the areas of Energy Efficiency, Interactive Distributed Generation, and Utility Infrastructure. The Company is a pioneer in developing Interactive Distributed Generation® power systems with sophisticated smart grid capabilities, and the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes, and 3) provide customers with the most dependable standby power in the industry – and incorporating cost-effective renewable technologies. The Company’s Energy Efficiency business develops energy efficient lighting technologies that improve the quality of light, including its proprietary EfficientLights® LED lighting products for grocery, drug, and convenience stores, and its SecureLite and PowerLite street lights for utilities and municipalities. PowerSecure also provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

All forward-looking statements contained in this release are made within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the amount and timing of the revenues associated with the new business discussed in this press release; the Company’s outlook, prospects and expectations for revenues, net income, and E.P.S. results and growth generally; the anticipated results of the Company’s products, services, and technologies; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, those risks, uncertainties and other factors identified from time to time in the Company’s most recent Annual Report on Form 10-K, as well as in subsequent filings with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.

Contact

Chris Hutter

Chief Financial Officer

PowerSecure International, Inc.

(919) 453-1760

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